Exhibit 12

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

            , 2012

Northern Funds

Northern Institutional Funds

50 South LaSalle Street

Chicago, Illinois 60603

Re:	Agreement and Plan of Reorganization by and between the Northern Institutional Funds, (“NIF”) and

The Northern Funds (“NF”)

Ladies and Gentlemen:

We have acted as counsel to the NIF and NF (collectively, the “Trusts”), each a Delaware statutory trust and each comprised of series of investment portfolios (each a “Fund”), in connection with the transfer of all of the assets and liabilities of each Fund listed on Exhibit A attached hereto under the column headed “Acquired Funds” to the corresponding Acquired Fund listed under the column headed “Acquiring Fund” followed by the distribution by each of the Acquired Funds to its shareholders of the Acquiring Fund shares received in the transactions (each such transaction a “Reorganization”) executed pursuant to the Plan of Reorganization, dated             2012, adopted by the Trusts and the each of the Acquired and Acquiring Funds (the “Plan”). You have asked for our opinion as to certain Federal income tax consequences of the Reorganizations. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)

For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following with respect to each of the Acquired and Acquiring Funds:

(i) The Reorganizations will be completed in the manner set forth in the Plan and in the Registration Statement on Form N-14 of the NF, to which this opinion is filed as an exhibit (the “Registration Statement”), including the combined Information Statement/Prospectus of NF and the Funds contained therein (the “Information Statement-Prospectus”).

(ii) The representations contained in the letter of representations from NIF and NF to us dated as of this date are true and complete.

Northern Funds

Northern Institutional Funds

            , 2012

(iii) The Acquired Fund and Acquiring Fund will each qualify as a “regulated investment company” under section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year.

On the basis of the foregoing, it is our opinion with respect to each Reorganization of an Acquired Fund and Acquiring Fund that:

(1)	the Reorganization will constitute a “reorganization” within the meaning of section 368(a) of the Code, and each Fund will be a “party to a reorganization” within the meaning of section 368(b) of the Code;

(2)	the Acquired Fund will recognize no gain or loss (a) upon the transfer of its assets to the Acquiring Fund in exchange for Acquiring Fund shares and the assumption of the liabilities of the Acquired Fund, or (b) upon the distribution of those shares to the shareholders of the Acquired Fund;

(3)	the Acquiring Fund will recognize no gain or loss upon the receipt of the assets of the Acquired Fund in exchange for shares of the Acquiring Fund and the assumption of the liabilities of the Acquired Fund;

(4)	the tax basis in the hands of the Acquiring Fund of each asset of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will be the same as the basis of that asset in the hands of the Acquired Fund immediately before the transfer;

(5)	the holding period in the hands of the Acquiring Fund of each asset of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will include the period during which that asset was held by the Acquired Fund;

(6)	the shareholders of the Acquired Fund will recognize no gain or loss upon their receipt of shares of the Acquiring Fund;

(7)	the aggregate tax basis of the Acquiring Fund shares received by each shareholder of the Acquired Fund will equal the aggregate tax basis of the Acquired Fund shares surrendered by that shareholder in the Reorganization;

(8)	the holding periods of the Acquiring Fund shares received by each Acquired Fund shareholder will include the holding periods of the Acquired Fund shares surrendered by that shareholder in the Reorganization, provided that the Acquired Fund shares are held by that shareholder as capital assets on the date of the Reorganization; and

(9)	the Acquiring Fund will succeed to and take into account the tax attributes of the Acquired Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

Northern Funds

Northern Institutional Funds

            , 2012

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of such opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “INFORMATION ABOUT THE REORGANIZATION – Federal Income Tax Consequences” in the Information Statement - Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                     Very truly yours,

                                                                                      DRINKER BIDDLE & REATH LLP

Exhibit A

Acquired Fund	Acquiring Fund
Northern Institutional Funds Bond Portfolio	Northern Funds Fixed Income Fund
Northern Institutional Funds Intermediate Bond Portfolio	Northern Funds Fixed Income Fund
Northern Institutional Funds U.S. Government Securities Portfolio	Northern Funds Short-Intermediate U.S. Government Fund
Northern Institutional Funds Large Cap Equity Portfolio	Northern Funds Large Cap Equity Fund
Northern Institutional Funds Large Cap Growth Fund	Northern Funds Large Cap Growth Fund
Northern Institutional Funds International Equity Portfolio	Northern Funds International Equity Fund
Northern Institutional Funds Equity Index Portfolio	Northern Fund Stock Index Fund
Northern Institutional Funds International Equity Index Portfolio	Northern Funds International Equity Index Fund
Northern Institutional Funds Small Company Index Portfolio	Northern Funds Small Cap Index Fund